As filed with the Securities and Exchange Commission on February 10, 2005

Registration No. 333-118830

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Veri-Tek International, Corp.

(Exact name of registrant as specified in its charter)

Michigan	3559	42-1628978
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Veri-Tek International, Corp.

50120 Pontiac Trail

Wixom, MI 48393

(248) 560-1000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

David V. Harper

Vice President and Chief Financial Officer

Veri-Tek International, Corp.

50120 Pontiac Trail

Wixom, MI 48393

(248) 560-1000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Patrick Daugherty, Esq. Carolyn T. Long, Esq. Yvette M. VanRiper, Esq. Foley & Lardner LLP 150 West Jefferson Ave, Suite 1000 Detroit, MI 48226-4443 (313) 963-6200 (313) 963-9308—Fax	J. Christopher Wiltshire, Esq. McGuireWoods LLP One James Center 901 East Cary Street Richmond, VA 23219 (804) 775-1191 (804) 775-1061—Fax

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐                     :

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐                     .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐                     .

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discount and commissions (and a non-accountable expense allotment payable to the underwriter equal to 1% of the aggregate offering price of the shares sold in the offering), payable by the registrant in connection with the sale of our common stock being registered. All amounts are estimates, except for the SEC registration fee, the NASD filing fee and the American Stock Exchange listing fee. All of these costs and expenses will be borne by the registrant.

SEC filing fee	$2,186.00
NASD filing fee	$1,673.00
American Stock Exchange listing fee	$35,000.00
Blue Sky fees and expenses	$25,000.00
Transfer agent and Registrar expenses and fees	$1,000.00
Printing and engraving expenses	$40,000.00
Accountants’ fees and expenses	$50,000.00
Legal fees and expenses	$240,000.00
Directors and officers insurance premium	$200,000.00
Miscellaneous	$5,000.00

Total	$599,859.00

Item 14. Indemnification of Directors and Officers.

The Company is organized under the Michigan Business Corporation Act, which generally empowers Michigan corporations to indemnify a person that is a party, or threatened to be made a party, to any civil, criminal, administrative or investigative action, suit or proceeding, whether formal or informal (other than actions by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise serving at such corporation’s request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

In a derivative action (an action brought by or in the right of the corporation), the Michigan Business Corporation Act provides that indemnification may be made for expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by the director, officer, employee or agent in connection with the action or suit only if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; except that no indemnification is available if such person has been found liable to the corporation unless, and only to the extent that, the court in which the action or suit was brought determines upon application that the defendant director or officer is fairly and reasonably entitled to indemnity. If a director or officer is successful in defending a derivative action, the Michigan Business Corporation Act requires that a Michigan corporation indemnify such director or officer against any expenses actually and reasonably incurred in the action.

The Michigan Business Corporation Act permits Michigan corporations to eliminate or limit the personal liability of directors, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act, which pertains to unlawful payments of dividends, stock purchases or redemptions; and (iv) an intentional criminal act.

We have adopted provisions in our Amended and Restated Bylaws that provide for indemnification to the fullest extent permitted by applicable law.

We will maintain directors and officers liability insurance coverage for our directors and officers that will provide for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Company.

Item 15. Recent Sales of Unregistered Securities

Within the past three years, the registrant has issued the following securities which were not registered under the Securities Act of 1933:

(1) On October 15, 2003, in connection with its formation, Quantum-Veritek, Inc. issued 6,000 shares to Quantum Value Partners, LP for an aggregate purchase price of $60,000 and 4,000 shares to James Juranitch for an aggregate purchase price of $40,000.

(2) On October 30, 2003, Jim Juranitch sold 933 shares of his stock in Quantum-Veritek, Inc. at $10.00 per share for an aggregate purchase price of $9,330 to David V. Harper, Todd Antenucci, Phillip Davies, Christopher L. Morin, Jimmie Fletcher, Larry Theisz, Eric Lewis, Alan Reynolds, Theresa Chapo and Joseph Caretti.

The foregoing sales of securities were made in reliance upon the exemptions from the registration provisions of the Securities Act provided for by Sections 4(1) and 4(2) thereof for transactions not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

No underwriters were employed in any of the above transactions.

Schedule II—VALUATION AND QUALIFYING ACCOUNTS

None

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed in the exhibit index are filed as part of this registration statement.

(a) Exhibits

Exhibit No.	Description
1.1†	Form of Underwriting Agreement between Anderson & Strudwick, Inc. and Veri-Tek International, Corp.

2.1†	Asset Purchase Agreement by and among Quantum-Veritek, Inc., Veri-Tek International, Corp. and James Juranitch, dated October 15, 2003

3.1†	Articles of Incorporation of Veri-Tek International, Corp., as amended

3.2†	Amended and Restated Bylaws of Veri-Tek International, Corp.

4.1†	Specimen Common Stock certificate of Veri-Tek International, Corp.

4.2†	2004 Equity Incentive Plan

5.1†	Opinion of Foley & Lardner LLP

10.1†	Assignment and Assumption of Lease among Veri-Tek International, Corp., Quantum-Veritek, Inc. and Pontiac Trail, LLC dated October 31, 2003 (Lease Agreement attached as Exhibit A thereto)

Exhibit No.	Description
10.2†	Assignment and Assumption of Equipment Lease among Veri-Tek International, Corp., Quantum-Veritek, Inc. and Pontiac Trail, LLC dated October 31, 2003 (Equipment Lease attached as Exhibit A thereto)

10.3†	Employment Agreement between Quantum-Veritek, Inc. and James Juranitch dated October 31, 2003, as amended by Amendment No. 1 thereto dated October 10, 2004

10.4†	Letter Agreement by and between Comerica Bank and Quantum-Veritek, Inc. dated November 3, 2003 providing for relationship under $6,700,000 credit facility

10.5†	Subordination Agreement by and between Comerica Bank and Quantum-Veritek, Inc. dated November 3, 2003

10.6†	Promissory Note of Veri-Tek International Corp., in of favor Comerica Bank dated October 28, 2004

10.7†	20% Subordinated Note Due 2008 by and between Quantum Value Partners, LP and Quantum-Veritek, Inc. dated October 31, 2003.

10.8†	Agreement amending 20% Subordinated Note Due 2008 by and between Quantum Value Partners, LP and Veri-Tek International, Corp. dated March 30, 2004

10.9	Conversion Agreement by and between Quantum Value Partners, LP and Veri-Tek International, Corp. effective as of October 30, 2004, providing for the conversion of subordinated debt into shares of common stock of Veri-Tek International, Corp.

10.10†	Loan Agreement by and between Comerica Bank and Veri-Tek International, Corp. dated November 19, 2004

23.1†	Consent of Freedman & Goldberg CPAs, P.C.

23.2†	Consent of Freedman & Goldberg CPAs, P.C.

23.3	Consent of Foley & Lardner LLP (included in Exhibit 5)

24.1†	Power of Attorney (contained on the signature page to this Registration Statement)

†	Previously filed

(b) Financial Statement Schedules

All information for which provision is made in the applicable accounting regulations of the SEC is either included in the financial statements, is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wixom, State of Michigan, on the 10th day of February, 2005.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ DAVID V. HAMPER
David V. Hamper Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints David V. Harper and James Juranitch and each of them individually as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ TODD ANTENUCCI* Todd Antenucci	President (Principal Executive Officer)	February 10, 2005

/s/ JAMES JURANITCH* James Juranitch	Chief Technology Officer and Director	February 10, 2005

/s/ DAVID V. HARPER David V. Harper	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 10, 2005

/s/ CHRISTOPHER L. MORIN* Christopher L. Morin	Director and Chairman	February 10, 2005

/s/ J.B. DAVIES* J.B. Davies	Director	February 10, 2005

/s/ ROBERT S. GIGLIOTTI* Robert S. Gigliotti	Director	February 10, 2005

/s/ DIANA E. ROGGENBAUER* Diana E. Roggenbauer	Director	February 10, 2005

*By: /s/ DAVID V. HARPER David V. Harper, As Attorney-in-Fact